Exhibit 10.11

July 31st, 2015

Dr. Mark Hochman

26 Meadow Woods Road

Great Neck, New York 11020

Milestone Scientific Inc.

220 S. Orange Avenue

Livingston, NJ 07039

CONSULTING AGREEMENT

This agreement (this “Consulting Agreement”) will confirm the agreement which we have reached with respect to your ongoing consulting services for Milestone Scientific Inc. (the “Company”).

1.

Engagement and Compensation. You are hereby engaged as a consultant to the Company to review technical, clinical and regulatory documents and publications; serve as the Company’s primary clinical authority; oversee clinical trials, train employees in the demonstration and use of the Company’s products; participate in trade shows and conferences; and perform other services requested by the Company that are ethical, reasonable and mutually agreed upon. For your services, you shall receive ongoing payments in the amount of $22,917.00 per month payable monthly in arrears. As a consultant, you agree to devote such time as may be required to carry out your duties and will provide up to 4 days per week of consulting services and to remain available to answer phone inquiries during normal business hours, these services may be provided off site to Milestone’s headquarters. The consultant will continue to perform other professional services that consist of clinical consulting, performing clinical dentistry and the maintenance of his professional credentials by attending professional meetings or courses as required by his profession.

2.

Term. This Agreement shall begin on October 1st, 2015 and have a term of two and one-half (2.5) years, and shall renew automatically unless otherwise terminated by either party in-writing sent via certified mail with a minimum of one-hundred and twenty (120) days notice. All expenses are to be submitted within thirty (30) days of the occurrence of the expense using the Company’s expense reporting process. Failure to provide expenses in a timely manner may constitute forfeit of expensed funds.

3.

Expenses. In the execution of your duties and responsibilities as a consultant, as described in Engagement and Compensation, your expenses will be reimbursed in accordance with the Company’s Expense Policy. Additionally, a Company credit card will be provided for your use and it is to be used exclusively for those items which are related Company business only and shall appear upon monthly expense report.

4.

Employment. You acknowledge that you are not an employee or corporate officer of the Company or any of its subsidiaries. You will serve as the Director of Clinical Affairs (Clinical Director) during your on-going consulting services with the Company. The Company will continue to acknowledge you as the chief clinical authority to the Company and as such will participate in meetings of employee’s and corporate officers and not be unreasonably denied access or information of the Company.

5.

Professionalism. Each party hereto agrees to comport itself in a professional and positive manner in its dealings, communications and contacts concerning your engagement by the Company and the Company’s business, services, operations and practices. In particular, each party hereto agrees not to make unsubstantiated derogatory and/or untruthful statements about the other except that either party may truthfully provide information which may be deemed derogatory where required to testify truthfully under oath or pursuant to subpoena.

6.

Indemnification. This Agreement acknowledges and agrees to such terms previously set forth in the “INDEMNIFICATION AGREEMENT’ executed and dated the 16th day of November, 1998 between Milestone Scientific Inc. and Dr. Mark Hochman.

7.

Governing Law and Interpretation. This Agreement is made and entered into in the State of New York and shall in all respects be interpreted, enforced and governed under the laws of the State of New York. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining provisions shall not be affected and the illegal or invalid provisions shall be deemed not to be a part of this Agreement.

8.

Agreement. This Agreement sets forth an agreement between the Company and Dr. Mark Hochman only with respect to consulting services to be provided and that is herein specified with the Company and supersedes any other oral or written agreement and or understanding relating only to consulting services. This consulting agreement does not set forth to represent an agreement which have been previously set forth and agreed upon in the “TECHNOLOGY SALE AGREEMENT” executed and dated on the 1st day of January, 2005 between Milestone Scientific Inc. and Mark Hochman and Claudia Hochman.

_____________________________

Upon agreement with the terms set forth above, this document shall be dated and simultaneously executed and returned to the parties.

Very truly yours,

MILESTONE SCIENTIFIC INC.

Agreed and Acknowledged

As of this 31 day of July, 2015

By: /S/

Leonard Osser,

Chief Executive Officer

Agreed and Acknowledged

As of this 31 day of July, 2015

By: /S/

Mark Hochman, DDS